UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21))
☒	Definitive Information Statement

CRUZANI, INC.

(Name of Registrant as Specified In Its Charter)

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Cruzani, Inc.

3500 Lennox Road, Suite 1500

Atlanta, GA 30326

INFORMATION STATEMENT

(Definitive)

December 3, 2018

GENERAL INFORMATION

NOTICE OF STOCKHOLDER ACTION TO BE TAKEN

PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

December 3, 2018

Dear Cruzani, Inc. Stockholders:

This Information Statement is furnished to provide notice to stockholders of Cruzani, Inc., a Nevada corporation (the “Company”), in connection with approval by our Board of Directors (the “Board”) and a majority of the Company’s voting shares (including our common stock, par value $0.00001 (the “Common Stock”)) to take the following actions:

1.	Grant discretionary authority to the Board, at any time or times for a period of 12 months after the date of the Written Consent (as defined below), to adopt an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split at a ratio between 1-for-10 to 1-for-20, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Split”); and

Stockholders of record at the close of business on November 19, 2018, are entitled to notice of this stockholder action by written consent. Since the actions have been approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the Reverse Split cannot become effective until twenty (20) days after the date this Information Statement is mailed to the Company’s stockholders. We anticipate that the amendment to the Articles of Incorporation will become effective on or after December 24, 2018.

By order of the Board of Directors

/s/ Everett M. Dickson
By:	Everett M. Dickson
Chief Executive Officer and Director

INFORMATION STATEMENT

pursuant to section 14 of the

securities and exchange act of 1934 and

regulation 14C and schedule 14c THEREUNDER

This Information Statement is circulated to advise the stockholders of action taken without a meeting upon the written consent of the holders of a majority of the outstanding voting shares of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished to the holders of the outstanding shares of Common Stock. The purpose of this Information Statement is to provide notice that a stockholder (Mr. Dickson, our sole officer and the sole member of our Board) holding a majority of the Company’s voting shares (the “Majority Stockholder”), has, by written consent dated November 20, 2018 approved of the Reverse Split (the “Written Consent”).

This Information Statement will be mailed on or about December 3, 2018, to those persons who were stockholders of the Company as of the close of business on November 19, 2018 (the “Record Date”). The Reverse Split is expected to become effective on or about December 24, 2018 (the “Effective Date”). The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.

As the Majority Stockholder has already approved the Reverse Split via the Written Consent, the Company is not seeking approval for the Reverse Split from any of the Company’s remaining stockholders, and the Company’s remaining stockholders will not be given an opportunity to vote on the Reverse Split. All necessary corporate approvals have been obtained, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company’s stockholders of the Reverse Split as required by the Securities Exchange Act of 1934 (the “Exchange Act”).

The Company’s Board approved the Reverse Split effective November 20, 2018, and fixed the Record Date as the date for determining the stockholders entitled to give written consent to the Reverse Split. As of the Record Date, the Majority Stockholder held an aggregate of 26,667 shares of common stock, 2,484,422 shares of the Company’s Series A Preferred Stock1, being equal to 24,874,220 total voting shares and 0.74% of the total number of voting shares then outstanding and an aggregate of 5,000 shares of the Company’s Series B Preferred Stock2, being equal to 20,000,000 total voting shares and 0.6% of the total number of voting shares then outstanding, 5,000,000 shares of the Company’s Series C Preferred Stock3, being equal to 2,000,000,000 total voting shares and 60% of the total number of voting shares then outstanding for an aggregate 2,044,870,887 total voting shares and 61.46% of the total number of voting shares then outstanding.

As of the Record Date, there were 1,273,240,208 shares of Common Stock issued and outstanding, 3,381,520 shares of the Company’s Series A Preferred Stock issued and outstanding (equal to 33,815,200 votes), 5,000 shares of the Company’s Series B Preferred Stock (20,000,000 votes), 5,000,000 shares of the Company’s Series C Preferred Stock issued and outstanding (equal to 2,000,000,000 votes) equal to 3,327,055,408 total voting shares then outstanding.

1 Each one (1) share of the Series A Preferred Stock shall have voting rights equal to ten (10) shares of Common Stock.

2Each one (1) share of the Series B Preferred Stock shall have voting rights equal to four thousand (4,000) shares of Common Stock.

3Each one (1) share of the Series C Preferred Stock shall have voting rights equal to four hundred (400) shares of Common Stock.

CORPORATE ACTION No.1

REVERSE SPLIT

APPROVAL OF THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD, AT ANY TIME OR TIMES FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF THE WRITTEN CONSENT APPROVING THE REVERSE SPLIT, TO ADOPT AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, TO EFFECT A REVERSE STOCK SPLIT AT A RATIO BETWEEN 1-FOR-10 TO 1-FOR-20, SUCH RATIO TO BE DETERMINED BY THE BOARD, OR TO DETERMINE NOT TO PROCEED WITH THE REVERSE STOCK SPLIT

Overview

In accordance with the Nevada Revised Statutes, the Board approved a resolution to adopt an amendment to the Articles of Incorporation to effect a reverse stock split of the Common Stock (the “Reverse Split”) at any time or times during the next twelve (12) months and shall be between 1-for-10 to 1-for-20, such ratio to be determined by the Board (the “Reverse Ratio”). The Board approved the resolution to effect a Reverse Split at any time or times during the next twelve (12) months at a specific Reverse Ratio and declared it advisable and in the Company’s best interests and directed that the approval of the same resolution be submitted to the holder of a majority of the Company’s voting shares for action by written consent. On November 20, 2018, the Majority Stockholder approved and ratified the resolution regarding the Reverse Split via a written consent.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK NOT ADJUSTING PROPORTIONATELY FROM THE REVERSE SPLIT OR FROM THE TREATMENT OF FRACTIONAL SHARES, AS EXPLAINED BELOW UNDER THE CAPTION “FRACTIONAL SHARES.”

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING STOCKHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

Reasons for Reverse Split

The Board believes that the Company’s outstanding shares may need to be reduced with the goal of (i) creating a capital structure that better reflects a potentially profitable company, (ii) better matching the number of shares outstanding with the size of the Company in terms of market capitalization, shareholders’ equity, operations and potential earnings, (iii) better enabling the Company to raise funds to finance our possible sales and marketing activities and (iv) facilitating higher levels of institutional stock ownership where investment policies generally prohibit investments in lower-priced securities.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus improve liquidity.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the possible higher market price resulting from the Reverse Split may, to some extent, reduce the negative effects on the marketability and liquidity of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, a higher share price may give the Company the added flexibility to list its shares on a different stock exchange or quotation service, such as the OTCQB, although the Company has no current plans to do so.

The purpose of a range of exchange ratios (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Split. The Board will affect a Reverse Split only upon the Board’s determination that a Reverse Split would be in the best interests of the Company at that time. If the Board were to affect a Reverse Split, the Board would set the timing for such a split and select the specific ratio as set forth herein. No further action on the part of shareholders will be required to either implement or abandon the Reverse Split. If the Board determines to implement the Reverse Split, we would communicate to the public, prior to the effective date of the Reverse Split, additional details regarding the Reverse Split, including the specific ratio the board selects. If the Board does not implement the Reverse Split within 12 months of the written consent which approved the Reverse Split, the authority granted in this proposal to implement the Reverse Split will terminate.

Implementation and Effects of the Reverse Split

If the Board elects to implement the Reverse Split, which the Board may choose not to do at its discretion, the Reverse Split would have the following effects:

●	the number of shares of the Common Stock owned by each stockholder will automatically be reduced proportionately based on the reverse stock split ratio determined by the Board;

●	the number of shares of the Common Stock issued and outstanding will be reduced proportionately;

●	proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the Reverse Split;

●	a proportionate adjustment will be made to the per share conversion price under the terms of the Company’s Series C Preferred Stock Certificate of Designation and Series D Preferred Stock Certificate of Designation; and

●	a proportionate adjustment will be made to the per share conversion price under the terms of the Company’s outstanding convertible promissory notes.

There are 3,500,000 shares of Series A Preferred Stock authorized for issuance and 3,381,520 shares outstanding. Each share of Series A Preferred Stock converts into ten (10) shares of Common Stock at the option of the holder as long as the holder may not convert any part of the Series A Preferred Stock if such conversion would cause such holder or any of its assignees to beneficially own more than 4.99% of the Common Stock of the Company. The Reverse Split will not affect this conversion ratio. As of the Record Date, under the terms of the Series A Preferred Stock Certificate of Designation, as amended, the Reverse Stock Split will not result in a proportionate adjustment to the per share conversion price of the Series A Preferred Stock.

There are 10,000 shares of Series B Preferred Stock authorized for issuance and 5,000 shares outstanding. Each share of Series B Preferred Stock converts into four thousand (4,000) shares of Common Stock at the option of the holder as long as the holder may not convert any part of the Series A Preferred Stock if such conversion would cause such holder or any of its assignees to beneficially own more than 4.99% of the Common Stock of the Company. The Reverse Split will not affect this conversion ratio. As of the Record Date, under the terms of the Series B Preferred Stock Certificate of Designation, as amended, the Reverse Stock Split will not result in a proportionate adjustment to the per share conversion price of the Series B Preferred Stock.

There are 10,000,000 shares of Series C Preferred Stock authorized for issuance and 5,000,000 shares outstanding. Each share of Series C Preferred Stock converts into four hundred (400) shares of Common Stock at the option of the holder.

There are 125,000 shares of Series D Preferred Stock authorized for issuance and 125,000 shares outstanding. Each share of Series D Preferred Stock together with accrued but unpaid dividends thereon converts by dividing the Stated Value (as defined in the Series D Preferred Stock certificate of designations) per share being converted plus accrued and unpaid dividends thereon by the Series D Conversion Price (as defined in the Series D Preferred Stock certificate of designations) in effect at the time of conversion subject to 4.99% beneficial ownership limitation that can be waived up to 9.99% by the holder with not less than 61 days’ prior written notice to the Company.

There are 500,000 shares of Series E Preferred Stock authorized for issuance and 53,000 shares outstanding. Each share of Series E Preferred Stock has a par value of $0.001, and a stated value of $1.00 per share, subject to adjustment. The shares of Series E Convertible Preferred Stock at a conversion price that is equal to the amount that is 61% of the lowest trading price of the Company’s common stock during the 20 trading days immediately preceding such conversion. The shares of Series E Convertible Preferred Stock are subject to redemption by the Company at its option from the date of issuance until the date that is 180 days therefrom, subject to premium that ranges from 120% to 145%, increasing by 5% during each 30-day period following issuance. Series E carries a 12% cumulative dividend, which will increase to 22% upon an event of default, is non-voting, and has liquidation rights to be paid in cash, before any payment to common or junior stock.

The table set forth below illustrates the Company’s hypothetical capitalization subsequent to reverse stock splits in varying ratios which may be effectuated by the Board pursuant to the Written Consent. This hypothetical model is based on the total number of shares issued and outstanding as of the Record Date and gives effect to the Reverse Split, as well as shares of Common Stock issued and outstanding and issuable upon the conversion/exercise of promissory notes, options and warrants.

Hypothetical Reverse Split Ratio	Shares of common stock issued and outstanding following Reverse Split	Shares of common stock available for future issuance following Reverse Split
1:10	127,324,021	2,872,675,979
1:15	84,882,681	2,915,117,319
1:20	63,662,011	2,936,337,989

The Reverse Split will be effected simultaneously for all of the Common Stock and the Reverse Ratio will be the same for all of the Common Stock. The Reverse Split will affect all of the stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Split results in any of the Company’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer shares than the to-be-determined Reverse Ratio, however that is not the purpose for which the Company is effecting the Reverse Split.

The Board may decide not to proceed with the Reverse Split for various reasons including general stock market/business conditions.

Potential for Significant Dilution of Equity Interest

The Reverse Split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares. At this time the Company has no plans to issue such additional shares of its capital stock, other than (i) as required for existing and additional financings, (ii) in connection with the underwritten offering planned as disclosed in the Registration Statement, and (iii) as compensation and incentives to employees and directors under the Company’s existing stock incentive plans and other arrangements that may be undertaken.

The future issuance of such authorized shares may have the effect of diluting the Company’s earnings per share and book value per share, as well as the stock ownership and voting rights of the current stockholders. The effective increase in the number of authorized but unissued shares of the Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or Bylaws.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Ratio. In lieu of issuing fractional shares, we will round up to the next whole share the number of shares issued to any shareholder who would otherwise be issued a fractional share.

Authorized Shares

As of the Record Date, there were 3,000,000,000 shares of authorized Common Stock and 15,000,000 shares of authorized preferred stock. As of the Record Date, there were 1,273,240,208 shares of Common Stock issued and outstanding, 3,381,520 shares of Series A Preferred Stock issued and outstanding, 5,000 shares of Series B Preferred Stock issued and outstanding, 5,000,000 shares of Series C Preferred Stock issued and outstanding, 125,000 shares of Series D Preferred Stock issued and outstanding and 53,000 shares of Series E Stock issued and outstanding.

These authorized but unissued shares of common and preferred stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of businesses or assets and sales of stock or securities convertible into Common Stock. The Company believes that the availability of the authorized but unissued shares of common and preferred stock will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares of Common Stock, the ownership interests of holders of the Common Stock may be diluted. Also, if the Company issues shares of its preferred stock, the issued shares may have rights, preferences and privileges senior to those of its Common Stock.

Other Effects on Issued and Outstanding Shares

If the Reverse Split is implemented, the rights and preferences of the issued and outstanding shares of the Common Stock would remain the same after the Reverse Split. Each share of Common Stock issued pursuant to the Reverse Split would be fully paid and non-assessable.

In addition, the Reverse Split would result in some stockholders owing “odd-lots” of fewer than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Board chooses to effect the Reverse Split, it would be implemented by filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. The Reverse Split will become effective at the time specified in the Certificate of Amendment, which will most likely be immediately after the filing of the Certificate of Amendment and which the Company refers to as the “effective time.” Beginning at the effective time, each certificate representing shares of the Common Stock before the Reverse Split will automatically be deemed for all corporate purposes to evidence ownership based on the applicable Reverse Ratio. As of the Record Date, under the terms of the Series A Preferred Stock Certificate of Designation, the terms of the Series A Preferred Stock Certificate of Designation, the Reverse Split will not result in a proportionate adjustment to the per share conversion price of the Series A Preferred Stock or the Series B Preferred Stock. The Board, in conjunction with its approval of the Reverse Split, has stated it will not effectuate the Reverse Split until it has determined that, upon the Reverse Split, the conversion or exercise prices of the Company’s options, warrants and convertible securities, that are not otherwise subject to adjustment as a result of the Reverse Split would be treated in a manner that the Board determines to be in the best interests of the Company and its stockholders.

As soon as practicable after the effective time, stockholders will be notified that the Reverse Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates or otherwise effecting the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

CUSIP Number

As a result of the Reverse Stock Split, the Common Stock will receive a new CUSIP number, which is the number used to identify the Company’s equity securities.

No Dissenters’ Rights

Under the Nevada Revised Statutes, the Stockholders are not entitled to dissenters’ rights with respect to the Reverse Split, and the Company will not independently provide Stockholders with any such right.

Anti-Takeover Effects of the Reverse Split

A possible effect of the Reverse Split may be to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management. The Board could use the additional shares of our common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of our common stock.

The Reverse Split is not the result of the Board’s knowledge of an effort to accumulate any of the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the Reverse Split a plan by the Board to adopt a series of amendments to the Articles of Incorporation or our Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock held by our Stockholders before the Reverse Split were, and the shares of Common Stock held after the Reverse Split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

No gain or loss will be recognized by a Stockholder upon such Stockholder’s exchange of shares held before the Reverse Split for shares after the Reverse Split. The aggregate tax basis of the shares of the Common Stock received in the Reverse Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder’s aggregate tax basis in the shares of our Common Stock exchanged therefor. The Stockholder’s holding period for the shares of our Common Stock after the Reverse Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Split.

This summary of certain material United States federal income tax consequence of the Reverse Split is not binding on the Internal Revenue Service, the Company or the courts. Accordingly, each Stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL UNLESS EXPRESSLY INSTRUCTED TO DO SO.

EFFECTIVENESS OF REVERSE SPLIT

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Reverse Split cannot be affected until 20 days after the date this Information Statement is sent to the Company’s stockholders. This Information Statement will be sent on or about December 3, 2018 to the stockholders of the Company as of the Record Date.

Pursuant to the consent resolutions adopted by a majority of the stockholders, notwithstanding the fact that the Reverse Split have been approved by the Company’s majority stockholders, the Company’s Board may, by resolution, abandon the Reverse Split at any time prior to the effective date of the Reverse Split without any further action by the Company’s stockholders.

Actions to be taken.

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholder.

We currently expect that such effective date will be on or about December 24, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by the following persons:

●	each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of Common Stock;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock
Name and Address of Beneficial Owner(1)	Amount	Percent of Class		Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class

Officers & Directors:

Everett M. Dickson-	26,667	*	%	2,484,422	73.5%	5,000		5,000,000	100%
Chief Executive Officer, Interim Chief Financial Officer and Sole Director(2)

All Directors and Officers as a group (1 person)	26,667	*	%	2,484,422	73.5%	5,000		5,000,000	100%

5% Stockholders:

Craigstone, Ltd. 88 Wood Street 10th Floor	26,667	*	%	2,484,422	73.5%	5,000	100%	-	-
London, EC2V 7RS United Kingdom (2)
Total (2)	26,667			2,484,422	73.5	5,000	100%	5,000,000	100%

* Less than 1%

(1)	Applicable percentages are based on 9,252,402 shares of our common stock and calculated as required by rules promulgated by the SEC. This calculation is based on (i) 925,240,208 shares of our common stock outstanding on September 12, 2018, and (ii) adjusted to assume the effectiveness of the contemplated 1-for-100 reverse stock split.

(2)	Mr. Dickson has agreed to purchase from Craigstone 26,667 shares of common stock (assuming the 1-for 100 reverse stock split), 2,484,422 shares of Series A preferred stock, 5,000 shares of Series B preferred stock, for cash that is payable in installments through June 15, 2020, at which time such shares will be transferred to Mr. Dickson upon delivery of payment in full. Craigstone has granted Mr. Dickson a proxy to vote all of such shares until such time as Mr. Dickson has completed payment in full; provided, however, such proxy would revert to Craigstone in the event of an uncured failure by Mr. Dickson to deliver payment when due.

We have based our calculations of the percentage of beneficial ownership on 1,273,240,208 shares of Common Stock issued and outstanding, 3,381,520 shares of Series A Preferred Stock issued and outstanding, 5,000 shares of Series B Preferred Stock issued and outstanding, 5,000,000 shares of Series C Preferred Stock issued and outstanding, and 125,000 shares of Series D Preferred Stock issued and outstanding and 53,000 shares of Series E Preferred Stock issued and outstanding as of the Record Date. We have deemed shares of our Common Stock subject to warrants and stock options that are currently exercisable within 60 days of the Record Date to be outstanding and to be beneficially owned by the person holding the stock option or warrant for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the mailing address of each beneficial owner is c/o Cruzani, Inc., 3500 Lennox Road, Suite 1500, Atlanta, Georgia 30309. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this report and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this report.

DISSENTER’S RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenter’s rights in connection with the proposed amendment to our Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No officer or director has any substantial interest in the matters acted upon by our Board and the Majority Stockholders, other than in their roles as an officer or director or as the Majority Stockholder.

FORWARD-LOOKING STATEMENTS

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: our reliance on certain major clients; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on our labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in our SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new expectations, conditions or circumstances, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in, or incorporated by reference as an exhibit to, this Information Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date as is expressly set forth herein.

Dated: December 3, 2018	By order of the Board of Directors

/s/ Everett M. Dickson
	By:	Everett M. Dickson
Chief Executive Officer and Director